Exhibit 10.6

2016 COMPLIANCE AMENDMENT
TO THE
PEOPLES SECURITY BANK AND TRUST CO.
EMPLOYEE STOCK OWNERSHIP PLAN

As authorized by Section 7.2 of the Peoples Security Bank and Trust Co. Employee Stock Ownership Plan (“Plan”) as amended and restated effective January 1, 2015, the employer, Peoples Security Bank and Trust Company, hereby amends the Plan to clarify the administrative operation of the Plan. This amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions of this amendment. The employer hereby amends the Plan in the following manner:

FIRST: Directed Investment Account

Section 3.4(c) Is amended to clarify that a participant’s election made in writing may be made electronically if the Plan Administrator established such a procedure. Further, the annual period for making the election is extended to allow time for the Plan to provide to the qualified participants the current fair market stock value based on the applicable independent appraisal. As amended, the first paragraph of Section 3.4(c)(1) shall read as follows:

(c) Directed Investment Account

(1)

Each qualified participant, for plan years beginning after December 31, 1986, may elect within the annual diversification election period for the plan year during the qualified election period to direct the trustee in writing (either on a form signed by the participant and supplied by and filed with the plan administrator or through an electronic procedure established by the plan administrator) as to the investment of 25% of the total number of shares of corporate stock acquired by or contributed to the plan after December 31, 1986 that have ever been allocated to such qualified participant’s corporate stock account (reduced by the number of shares of corporate stock previously invested pursuant to a prior election). In the case of the election year in which the participant can make his last election, the preceding sentence shall be applied by substituting “50%” for “25%.” For this purpose, a participant’s corporate stock account shall be segregated into two accounts: (A) the Pre-1987 corporate stock account and (B) the Post-1986 corporate stock account. If the qualified participant elects to direct the trustee as to the investment of his Post-1986 corporate stock account, such direction shall be effective no later than 180 days after the close of the plan year to which such direction applies.

As amended, Section 3.4(c)(2) shall contain an additional subparagraph (C) that shall read as follows:

(C)

Annual diversification election period means the period commencing as of the day after the end of each plan year in the qualified election period and ending 90 days after the date that the value of the shares subject to the diversification election is provided to the qualified participant.

SECOND: Beneficiary Designation

Section 4.2(a)(5)(B) is amended to expand the methods by which a beneficiary may be designated, where spousal consent is not required. As amended, Section 4.2(a)(5)(8) shall read as follows:

(B)

Beneficiary Designation - Subject to the spousal consent requirements of Section 5.2, the participant shall have the right to designate his beneficiaries, including a contingent death beneficiary, and shall have the right at any time to change such beneficiaries. The designation shall be made in writing, either on a form signed by the participant and supplied by and filed with the plan administrator or through an electronic procedure established by the plan administrator for the designation of a beneficiary where no spousal consent is required by Section 5.2. If the participant fails to designate a beneficiary, or if the designated person or persons predecease the participant, “beneficiary” shall mean the spouse, children, parents, siblings (by the whole blood or adoption), or estate of the participant, in the order listed. For this purpose, the terms children, parents, and siblings shall exclude step relationships.

In the absence of a beneficiary designation duly filed or otherwise recorded, if a designated beneficiary dies after the participant has died but before the plan has commenced distribution to the designated beneficiary, the plan shall be administered as set forth in this paragraph, The death benefit will be paid to the designated beneficiary’s estate in one lump sum. If the deceased designated beneficiary was not the participant’s surviving spouse, distribution will be completed by December 31 of the fifth year following the participant’s date of death. If the deceased designated beneficiary was the participant’s surviving spouse, distribution will be completed by December 31 of the fifth year following the beneficiary’s date of death.

For purposes of this Section 4.2(a)(5), if a spouse or beneficiary of the participant dies simultaneously with the participant, the participant shall be deemed to be the survivor and to have died subsequent to such spouse or beneficiary. Likewise, if a beneficiary named by a designated beneficiary dies simultaneously with a designated beneficiary, the designated beneficiary shall be deemed to be the survivor and to have died subsequent to the beneficiary named by the designated beneficiary.

If a participant designates his spouse as the beneficiary and the participant and such spouse are legally divorced subsequent to the date of such designation; then, the designation shall be administered as if such spouse had predeceased the participant unless the participant, subsequent to the legal divorce, reaffirms the designation by completing a new beneficiary designation and duly filing or otherwise recording it with the plan administrator.

THIRD: Unclaimed Benefits

Section 4.2(d) is amended to remove the requirement that the participant (or beneficiary) make his whereabouts known in writing. As amended, Section 4.2(d)(1) shall read as follows:

(1)

Forfeiture. - The plan does not require the trustee or the plan administrator to search for, or to ascertain the whereabouts of, any participant or beneficiary. At the time the participant’s or beneficiary’s benefit becomes distributable under the plan, the plan administrator, by certified or registered mail addressed to his last known address of record, shall notify any participant or beneficiary that he is entitled to a distribution under this plan. If the participant or beneficiary fails to claim his distributive share or make his whereabouts known to the plan administrator within twelve months from the date of mailing of the notice, the plan administrator shall treat the participant’s or beneficiary’s unclaimed payable accrued benefit as forfeited and shall reallocate such forfeiture in accordance with Section 4.2(c). A forfeiture under this paragraph shall occur at the end of the notice period or, if later, the earliest date applicable Treasury regulations would permit the forfeiture. These forfeiture provisions apply solely to the participant’s or beneficiary’s accrued benefit derived from employer contributions.

FOURTH: Effective Date

These amendments are effective as of January 1, 2016, except as otherwise provided herein.

FIFTH: Remaining Plan Provisions

All other provisions of the Plan remain in full force and effect.

Executed this 16th day of December, 2016 by the duly authorized agent of Peoples Security Bank and Trust Company.

/s/ Michael Jake

Title: EVP